SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                            NEW CENTURY ENERGY CORP.
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    64360E109
                                    ---------
                                 (CUSIP Number)

                                 Not Applicable
                                 --------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1 (b)

      [X]   Rule 13d-1 (c)

      [ ]   Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------ -------------------------------------------------------------------------

1      NAME OF REPORTING PERSON: Laurus Master Fund, Ltd.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0337673

------ -------------------------------------------------------------------------
2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                 (b) [ ]

------ -------------------------------------------------------------------------
3
       SEC USE ONLY

------ -------------------------------------------------------------------------
4
       CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands

------ -------------------------------------------------------------------------
NUMBER OF
SHARES          5      SOLE VOTING POWER: 3,675,000 shares of Common Stock
BENEFICIALLY
OWNED BY        ------ ---------------------------------------------------------
EACH            6
REPORTING              SHARED VOTING POWER
PERSON                 None

                ------ ---------------------------------------------------------
                7
                       SOLE DISPOSITIVE POWER: 3,675,000 shares of Common Stock

                ------ ---------------------------------------------------------
                8
                       SHARES DISPOSITIVE POWER
                       None

------ -------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,675,000

------ -------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       Not applicable

------ -------------------------------------------------------------------------
11
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       7.42%

------ -------------------------------------------------------------------------
12
       TYPE OF REPORTING PERSON
       CO

------ -------------------------------------------------------------------------

------ -------------------------------------------------------------------------

1      NAME OF REPORTING PERSON: Laurus Capital Management, LLC
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  13-4150669

------ -------------------------------------------------------------------------
2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                 (b) [ ]

------ -------------------------------------------------------------------------
3
       SEC USE ONLY

------ -------------------------------------------------------------------------
4
       CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

------ -------------------------------------------------------------------------
NUMBER OF
SHARES          5      SOLE VOTING POWER: 3,675,000 shares of Common Stock
BENEFICIALLY
OWNED BY        ------ ---------------------------------------------------------
EACH            6
REPORTING              SHARED VOTING POWER
PERSON                 None

                ------ ---------------------------------------------------------
                7
                       SOLE DISPOSITIVE POWER: 3,675,000 shares of Common Stock

                ------ ---------------------------------------------------------
                8
                       SHARES DISPOSITIVE POWER
                       None

------ -------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,675,000 shares of Common Stock

------ -------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       Not applicable

------ -------------------------------------------------------------------------
11
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       7.42%

------ -------------------------------------------------------------------------
12
       TYPE OF REPORTING PERSON
       OO
------ -------------------------------------------------------------------------

------ -------------------------------------------------------------------------

1      NAME OF REPORTING PERSON: David Grin

------ -------------------------------------------------------------------------
2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                 (b) [ ]

------ -------------------------------------------------------------------------
3
       SEC USE ONLY

------ -------------------------------------------------------------------------
4
       CITIZENSHIP OR PLACE OF ORGANIZATION
       Israel

------ -------------------------------------------------------------------------
NUMBER OF
SHARES          5      SOLE VOTING POWER: 3,675,000 shares of Common Stock
BENEFICIALLY
OWNED BY        ------ ---------------------------------------------------------
EACH            6
REPORTING              SHARED VOTING POWER
PERSON                 None

                ------ ---------------------------------------------------------
                7
                       SOLE DISPOSITIVE POWER: 3,675,000 shares of Common Stock

                ------ ---------------------------------------------------------
                8
                       SHARES DISPOSITIVE POWER
                       None

------ -------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,675,000 shares of Common Stock

------ -------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       Not applicable

------ -------------------------------------------------------------------------
11
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       7.42%

------ -------------------------------------------------------------------------
12
       TYPE OF REPORTING PERSON
       IN
------ -------------------------------------------------------------------------

------ -------------------------------------------------------------------------

1      NAME OF REPORTING PERSON: Eugene Grin

------ -------------------------------------------------------------------------
2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                 (b) [ ]

------ -------------------------------------------------------------------------
3
       SEC USE ONLY

------ -------------------------------------------------------------------------
4
       CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

------ -------------------------------------------------------------------------
NUMBER OF
SHARES          5      SOLE VOTING POWER: 3,675,000 shares of Common Stock
BENEFICIALLY
OWNED BY        ------ ---------------------------------------------------------
EACH            6
REPORTING              SHARED VOTING POWER
PERSON                 None

                ------ ---------------------------------------------------------
                7
                       SOLE DISPOSITIVE POWER: 3,675,000 shares of Common Stock

                ------ ---------------------------------------------------------
                8
                       SHARES DISPOSITIVE POWER
                       None

------ -------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,675,000 shares of Common Stock

------ -------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       Not applicable

------ -------------------------------------------------------------------------
11
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       7.42%

------ -------------------------------------------------------------------------
12
       TYPE OF REPORTING PERSON
       IN
------ -------------------------------------------------------------------------

Item 1(a).        Name of Issuer:  New Century Energy Corp.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  5851 San Felipe
                  Suite 775
                  Houston, TX 77057

Item 2(a).        Name of Person Filing: Laurus Master Fund, Ltd.

                           This Schedule 13G is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC. Information related to each of Laurus Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.



Item 2(b).        Address of Principal Business Office or if none, Residence:
                  c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, NY 10022

Item 2(c).        Citizenship:  Cayman Islands

Item 2(d).        Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).        CUSIP Number:  64360E109

Item 3.           Not Applicable

Item 4.           Ownership:

      (a)   Amount Beneficially Owned: 3,675,000 shares of Common Stock

      (b)   Percent of Class: 7.42%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 3,675,000 shares of Common Stock

            (ii)  shared power to vote or to direct the vote: None

            (iii) sole power to dispose or to direct the disposition of:
                  3,675,000 shares of Common Stock

            (iv)  shared power to dispose or to direct the disposition of: None

Item 5.           Ownership of Five Percent or Less of a Class: Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person: Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities: Not applicable

Item 8. Identification and Classification of Members of the Group: Not applicable

Item 9.           Notice of Dissolution of Group: Not applicable

Item 10. Certification:

                        By signing below, I certify to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     July 12, 2005
                                                     Date

                                                     /s/ Eugene Grin
                                                     --------------------
                                                     Signature

                                                     Eugene Grin/Director
                                                     --------------------
                                                     Name/Title

APPENDIX A


A. Name: Laurus Capital Management, LLC, a Delaware limited liability company
                  825 Third Avenue, 14th Floor
                  New York, New York 10022
   Place of Organization: Delaware


B. Name:          Eugene Grin
   Business       825 Third Avenue, 14th Floor
   Address:       New York, New York 10022

   Principal      Director of Laurus Master Fund, Ltd.
   Occupation:    Member of Laurus Capital Management, LLC
   Citizenship:   United States



C. Name:          David Grin
   Business       825 Third Avenue, 14th Floor
   Address:       New York, New York 10022

   Principal      Director of Laurus Master Fund, Ltd.
   Occupation:    Member of Laurus Capital Management, LLC
   Citizenship:   Israel

Each of Laurus Capital Management, LLC, Eugene Grin and David Grin hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

Laurus Capital Management, LLC
/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Member
    July 12, 2005

/s/ Eugene Grin, on his individual behalf
-----------------------------------------
    Eugene Grin
    July 12, 2005

/s/ David Grin, on his individual behalf
-----------------------------------------
    David Grin
    July 12, 2005